Exhibit 11

                 Carpenter Technology Corporation
    Primary Earnings Per Common Share Computations (unaudited)
   For the Three and Nine Months Ended March 31, 1997 and 1996
              (in thousands, except per share data)




                                  Three Months        Nine Months
                               ------------------  ------------------
                                 1997      1996      1997      1996
                                 ----      ----      ----      ----
Net Income for Primary
----------------------
  Earnings Per Common Share
  -------------------------

Net income                     $ 15,494  $ 14,726  $ 37,216  $ 38,925

Dividends accrued on
  convertible preferred
  stock, net of tax
  benefits                         (390)     (391)   (1,188)   (1,181)
                               --------  --------  --------  --------
Net income for primary
  earnings per common
  share                        $ 15,104  $ 14,335  $ 36,028  $ 37,744
                               ========  ========  ========  ========
Weighted Average Common Shares
------------------------------

Weighted average number of
  common shares outstanding      17,638    16,605    16,955    16,511

Effect of shares issuable
  under stock option plans          130       130       109       146
                               --------  --------  --------  --------
Weighted average
  common shares                  17,768    16,735    17,064    16,657
                               ========  ========  ========  ========

Primary Earnings Per
--------------------
  Common Share                 $    .86  $    .86  $   2.11  $   2.27
  ------------                 ========  ========  ========  ========






                               E-2
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                                                                Exhibit 11

                 Carpenter Technology Corporation
 Fully Diluted Earnings per Common Share Computations (unaudited)
   For the Three and Nine Months Ended March 31, 1997 and 1996
              (in thousands, except per share data)




                                  Three Months        Nine Months
                               ------------------  ------------------
                                 1997      1996      1997      1996
                                 ----      ----      ----      ----
Net Income for Fully Diluted
----------------------------
  Earnings Per Common Share
  -------------------------

Net income                     $ 15,494  $ 14,726  $ 37,216  $ 38,925

Assumed shortfall between
  common and preferred
  dividend                          (36)     (161)     (480)     (486)
                               --------  --------  --------  --------
Net income for fully
  diluted earnings per
  common share                 $ 15,458  $ 14,565  $ 36,736  $ 38,439
                               ========  ========  ========  ========
Weighted Average Common Shares
------------------------------

Weighted average number of
  common shares outstanding      17,638    16,605    16,955    16,511

Assumed conversion of
  preferred shares                  901       910       903       910

Effect of shares issuable
  under stock option plans          183       152       183       166
                               --------  --------  --------  --------
Weighted average
  common shares                  18,722    17,667    18,041    17,587
                               ========  ========  ========  ========

Fully Diluted Earnings
----------------------
  Per Common Share             $    .84  $    .83  $   2.04  $   2.19
  ----------------             ========  ========  ========  ========